Exhibit (r)(2)

2.	CODE OF ETHICS

2.1	Purpose of the Code of Ethics

This Code of Ethics (the “Code”) for Clarion is maintained in accordance with Clarion’s fiduciary obligations under the Advisers Act and the applicable rules and regulations thereunder. This Code is administered and monitored by Clarion’s CCO and applies to Clarion’s directors, officers, employees, consultants and agents (collectively the “Covered Persons”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or perceived conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other communications made by Clarion;

•	compliance with applicable laws and governmental rules and regulations;

•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Covered Persons are advised that no provision of this Code is intended to replace or excuse any event of noncompliance with Clarion’s Compliance Manual, the Employee Handbook, the Travel and Expense Policy, or other Clarion policies.

2.2	Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the fiduciary duty owed to Clarion’s clients pursuant to the Advisers Act. Accordingly, Covered Persons shall conduct their activities in accordance with the following standards:

1.

Clients’ Interests Come First. In the course of fulfilling their duties and responsibilities, Covered Persons must at all times place the interests of clients first. Covered Persons shall avoid putting anyone’s interests ahead of the interests of clients.

2.

Conflicts of Interest Shall Be Avoided if Possible and Must be Disclosed. Covered Persons must be vigilant in identifying, and seek to avoid, any situations involving an actual or potential conflict of interest with respect to their duties, responsibilities or clients. Should any unavoidable conflicts of interest arise, the Covered Person must report these without delay to the Legal and Compliance Department (“Legal and Compliance Department” or “Clarion Legal”). Clarion Legal will assess what disclosures are necessary and how to make them.

Clarion’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate relevant potential conflicts. Conflicts of interest that involve Clarion and/or Covered Persons should be disclosed and resolved in a way that protects the interests of clients.

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All activities of Covered Persons shall adhere to these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities of Covered Persons are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by a Covered Person may result in reprimand, suspension, fines or termination of employment. Violations may also subject a Covered Person to civil, regulatory or criminal sanctions.

2.3	Confidentiality

Covered Persons shall maintain the confidentiality of information entrusted to them by Clarion or parties with whom Clarion transacts business, except when disclosure is required by laws, regulations or legal proceedings. Whenever feasible, Covered Persons should consult with Clarion Legal if they believe they have a legal obligation to disclose confidential information. Confidential information includes all Clarion non-public information, including client information, and all other information the disclosure of which might be harmful to Clarion or parties with whom Clarion transacts business, including, without limitation, information that could (i) harm clients; (ii) be of use to competitors of Clarion, (iii) have an adverse effect on Clarion’s business relationships or otherwise adversely affect the reputation or perception of Clarion in the business, financial, investment or real estate community, (iv) impair the value of any of Clarion’s managed assets or (v) expose Clarion to legal claims, regulatory actions or other forms of liability.

Covered Persons shall not share confidential information with anyone outside of Clarion, including family and friends, or with employees, officers and directors of Clarion or its affiliates who do not need to know the information to carry out their duties. Covered Persons remain under an obligation to keep all information confidential even if their relationship with Clarion ends. All public and media communications involving Clarion shall be managed by Clarion’s Corporate Communications Officer. Also see the Privacy Procedures Chapter of the Compliance Manual for additional requirements as it relates to investor nonpublic personal information.

2.4	Recordkeeping

All of Clarion’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and Clarion’s system of internal controls. Records should always be retained or destroyed according to Clarion’s departmental record retention policies, which can be found on the Clarinet. Without limitation to such policies, Covered Persons should ensure that records with respect to any given matter are generally kept for a period of not less than seven years. For additional details on Clarion’s recordkeeping polices, including SEC Rule 204-2 required records, refer to the Books and Records Chapter of the Compliance Manual.

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2.5	Fair Dealing

Each Covered Person shall deal fairly with Clarion’s clients, suppliers, competitors, officers, executives and employees. No Covered Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing or practice. Clarion seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with Clarion. Copies of such agreements should be provided to Clarion Legal and the Head of Human Resources as appropriate to permit evaluation of the agreement in light of the position of the Covered Person. In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of Clarion.

2.6	Protection and Proper Use of Clarion’s Assets

All Covered Persons shall protect Clarion’s assets and ensure their efficient and proper use. Theft, carelessness and waste have a direct impact on the Clarion’s profitability. All Clarion assets should be used for legitimate business purposes. Clarion’s assets may not be used for personal benefit, sold, loaned, given away or disposed of, or used for political campaigns without proper authorization. Permitting Clarion’s property to be damaged, lost or used in an unauthorized manner is strictly prohibited. For the avoidance of doubt, Clarion’s property and assets are deemed for purposes of this Section to include intangible property, such as goodwill, business opportunities and intellectual property. Covered Persons should always exercise due care to protect Clarion’s name, brand, reputation and credibility and to avoid the unauthorized use of Clarion’s name in any manner that could be perceived as indicating a relationship between Clarion and a third party.

Clarion employees may not engage in the unauthorized copying or distribution of copyrighted material. An employee may only copy or distribute copyrighted material if the employee has verified that such use is authorized. Questions regarding the copyrighted status of a given asset or material should be directed to Clarion Legal.

No employee may borrow funds from, or become indebted to, any person, business or company having business dealings or a relationship with Clarion, except with respect to customary personal loans, unless the arrangement is disclosed in writing and receives prior approval from the CCO. While it is not Clarion’s policy to extend loans to any Covered Person, exceptions are possible when adequate business rationale exists and only after Executive Board approval.

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2.7	Disclosure, Accountability and Compliance

Each Covered Person shall:

•

familiarize himself or herself with the legal and regulatory disclosure requirements generally applicable to Clarion and not knowingly misrepresent, or cause others to misrepresent, facts about Clarion to others, whether within or outside the Firm, including Clarion’s directors, auditors and regulators;

•

to the extent appropriate within such Covered Person’s area of responsibility, consult with other officers, executives and employees of Clarion and its affiliates with the goal of promoting full, fair, accurate, timely and understandable disclosure in Clarion reports and filings and in any other communications made by Clarion;

•	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations;

•	affirm upon hire and annually thereafter in writing to Clarion that he or she has received, read, understands and will abide by the Code and the Compliance Manual;

•	not retaliate against any other Covered Person or any employee of Clarion or its affiliates for reports of potential violations of laws, rules, the Compliance Manual or this Code; and

•	notify the CCO promptly if he or she knows of any material violation of this Code.

2.8	Personal Trading

Clarion monitors employee personal trading using Schwab Compliance Technologies (“SCT”). Information related to restrictions of employee personal trading and required reports can be found below.

Policy

It is Clarion’s policy to (1) require all trading by its employees to be subject to Clarion’s employee trading procedures; (2) implement procedures designed to prevent its employees from engaging in prohibited insider trading or other illegal trading activity; and (3) require all employees to disclose any conflicts of interest.

Employee Prohibited Activities

In rendering advice and other investment management services to clients, no employee shall:

•	Communicate non-public information in violation of Clarion’s Insider Trading Policies and Procedures (below);

•	Render investment advice that is based on rumor or speculation;

•	Render legal or tax advice;

•	Fail to disclose known material facts about an investment;

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•	Fail to disclose conflicts of interest;

•	Permit personal investments to influence advice;

•	Disclose information about an investor to persons outside Clarion or its affiliates without the approval of such investor;

•	Fail to notify the CCO immediately about any customer complaints;

•	Settle investor complaints independently;

•	Guarantee performance;

•	Solicit investments in Clarion funds if the employee is not FINRA licensed;

•	Make discretionary investments for a client who has not given Clarion written authority to make such discretionary investments;

•	Advertise his or her services or those of Clarion without prior approval of the Client Capital Management Department and Clarion Legal;

•	Make political contributions without prior approval from the CCO or his designee; or

•	Engage in any outside business activity (see below) without prior written approval from the CCO or his designee.

2.9	Outside Brokerage Accounts, Securities Trades and Holdings

2.9.1	Outside Brokerage Accounts

Employees must obtain the approval of Clarion Legal PRIOR TO opening any securities accounts for themselves or family members within the same household using the Brokerage Account Approval form on SCT.

Upon onboarding and within 10 days, all employees must disclose all accounts in which they have a beneficial interest. This includes accounts in the employees’ names, in the names of their spouses/partners, or in the names of any financially dependent members of their household.

Additionally, the following must be disclosed if the employee:

1.	Is a trustee or custodian for an account (e.g. for a child or parent)

2.	Exercises discretion over an account via a power of attorney arrangement, as an executor of an estate after death, or through providing investment advice for compensation

3.	Owns an IRA

4.	Owns a 401(k) or 403(b) account (excepting Clarion’s 401(k) plan) or other account that trades in mutual funds

5.	Participates in an investment club; or

6.	Has another arrangement substantially equivalent to direct or indirect ownership of securities.

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2.9.2	Designated Brokerage Firms - Requirements for Opening a New Brokerage Account

Clarion strictly requires employees to maintain new brokerage accounts at one of its Designated Brokerage Firms listed below.

New employees maintaining brokerage accounts at firms not on the list must transfer their assets to a Designated Brokerage Firm within 10 days of their hire dates.

Designated Brokerage Firms

Charles Schwab	E*Trade	TD Ameritrade
Merrill Lynch	Scottrade	Wells Fargo (Wachovia)
UBS	Morgan Stanley Smith
Barney	Fidelity
JP Morgan & JP Morgan Bear Stearns	Chase	Vanguard
Ameriprise	Northwestern Mutual	RBC
Raymond James	Edward Jones	USAA
Janney

Brokerage Account Approval Form; Reporting Transactions and Holdings

As necessary, employees must authorize the transmission of details of their securities transactions to Clarion.

Each employee shall report quarterly in SCT all securities transactions.

Each employee must attest to his or her personal securities holdings (i) within ten days of the time the person becomes an employee; and (ii) at least once a year thereafter in the Annual Securities Holdings Attestation (via SCT).

Monitoring Personal Trading Activity

Clarion will review employee trades to verify compliance with Clarion’s personal trading procedures and protect against insider trading or other suspicious trading activity.

Exempt Securities and Affiliated Funds

The following securities are exempt from reporting at the time of hire and on the quarterly and annual holdings disclosures:

•	Direct obligations of the Government of the United States;

•	529 Plans;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements; and,

•	Shares issued by unaffiliated mutual funds or money market funds.

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Clarion is required to monitor employee transactions in funds managed by its affiliates (“Affiliated Funds”). Accounts that can hold Affiliated Funds, including but not limited to 401(k) plans, must be disclosed in SCT regardless of whether or not such accounts actually hold such Affiliated Funds at the time of disclosure. If an employee attests (through the SCT brokerage account approval process) that he or she does not wish such an account to hold Affiliated Funds and will not buy any such Affiliated Funds, then the account will be monitored for one year and generally not required to make further disclosures.

2.10	Private Placements and Initial Public Offerings (“IPOs”)

Private Placements: Clarion employees must obtain approval prior to directly or indirectly acquiring a beneficial ownership in a private placement, such as a private fund offering (including Clarion and non-Clarion funds).

Initial Public Offering (“IPO”): Clarion employees must receive preapproval to purchase securities in an IPO. However, employees of Clarion who are FINRA Registered Representatives are prohibited from participating in IPOs.

Private Placement and IPO Pre-Clearance Requirement: To purchase a private placement or participate in an IPO, employees must complete the Private Fund and IPO Preapproval Form located on SCT. The employee’s pre-clearance of the proposed purchase will become effective when the CCO or the CCO’s designee approves the request.

Designation of Knowledgeable Employee Status:

Investments in Clarion commingled private funds are generally restricted to highly sophisticated investors who meet numerous statutory qualifications and can bear the risks and illiquidity inherent in such investments. Among these qualifications, each investor typically must be a “Qualified Purchaser” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), which designation generally requires an individual investor to have not less than $5 million of investments.

Notwithstanding the above, it is Clarion’s policy to allow select investments in Clarion commingled private funds by certain personnel of Clarion who qualify as “Knowledgeable Employees” within the meaning of Rule 3c-5 of the Investment Company Act in lieu of meeting the “Qualified Purchaser” standard. In accordance with SEC guidance, such personnel may be excused from the Qualified Purchaser requirements by virtue of their executive roles and/or, for at least twelve months, participation in Clarion portfolio management or internal policy making. Subscription requests submitted by Clarion personnel who may qualify for “Knowledgeable Employee” status will be considered by the Legal and Compliance Department for approval on a case-by-case basis, but in general no Clarion employee will be eligible for “Knowledgeable Employee” status who is not a Senior Vice President or higher and whose intended investment is less than $25,000.

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Clarion personnel are also advised that receiving “Knowledgeable Employee” status for purposes of making an investment in a Clarion commingled fund does not excuse compliance requirements under other applicable laws. A Knowledgeable Employee must be able to demonstrate, among other things, qualification as an “Accredited Investor” under Regulation D of the Securities Act before being permitted to invest in a Clarion commingled fund.

2.11	Insider Trading Policies and Procedures

Section 204A of the Advisers Act requires Clarion to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, nonpublic information by the investment adviser or any person associated with the investment adviser. Clarion’s Insider Trading Procedures are designed to prevent the misuse of material, nonpublic information by Clarion and its officers, directors and employees.

Clarion has adopted these Insider Trading Policy and Procedures that apply to all employees of Clarion. This Policy addresses both:

•	Non-public information related to client investments and other advisory activities of Clarion; and

•	Non-public information related to issuers of public securities.

Without limitation to the Code of Ethics, every employee acknowledges that he or she is prohibited from:

•

Trading in any securities of Clarion or any of its affiliates (including, for example, shares of any publicly registered securities of any entity sponsored or advised by Clarion or any shares in any commingled fund sponsored by Clarion) in any capacity while in possession of material, non-public information concerning Clarion.

•	Arranging for others to trade or invest on such employee’s behalf while the employee is in possession of material, non-public information.

•	Communicating non-public information concerning Clarion to others who may then trade in securities of Clarion or pass on the information to others who may trade in such securities.

•	Placing trades or investments in an employee’s own account while taking advantage of advance knowledge of pending orders from Clarion’s clients or investors.

2.11.1	Definition of Material Non-Public Information

What is Material Information?

•	Information is considered material if a reasonable investor would consider it important in deciding to buy, sell, or hold a security. In addition, information that,

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when disclosed, is likely to have a direct effect on a security’s price should be considered material. If you have any doubt as to whether information is material, treat the information as material.

Although there is no precise, generally accepted definition of what constitutes material information, information is likely to be “material” if it relates to:

•	Dividend or earnings results or expectations

•	Financial forecasts

•	Write-downs or write-offs of substantial assets

•	Significant additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of significant operations

•	Major personnel changes

•	Proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out

•	Major financing developments

•	The gain or loss of important contracts or clients

•	Criminal indictments or material civil litigation or government investigations

•	Labor disputes including strikes or lockouts

•	Substantial changes in accounting methods

•	Debt service or liquidity problems

•	Bankruptcy or insolvency

•	Extraordinary management developments

•	Public offerings or private sales of debt or equity securities

•	Calls, redemptions or purchases of securities

“Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

What is Non-Public Information?

•

Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported in the Wall Street Journal or other widely disseminated publications, and investors have had a reasonable time to react to the information. The information must also have become publicly available for sufficient time for the market to react and reflect the information in the security’s price. It may be traded on or disclosed freely once this is met.

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Procedure

Employees should be mindful of sharing information with persons within or outside the Firm (including spouses). This extends to activities within and outside the scope of a person’s association with Clarion.

Consequently, if an employee becomes aware of material, non-public information, or has any questions as to whether certain information they possess is material or non-public, the employee should:

•	Inform the Legal and Compliance Department immediately

•	Not buy or sell any securities on the basis of such information including options and securities convertible/exchangeable into such securities

•	Not communicate such information to any other person, including friends and family and managers

Engaging in insider trading may lead to serious penalties for Clarion and persons associated with Clarion. Such penalties include, among other things, censure, suspension, being barred from association with firms engaged in the securities business, disgorgement of profits, monetary penalties and criminal liability.

2.12	Outside Business Activities

Clarion must also monitor employees’ Outside Business Activities (“OBAs”) as such activities may create certain conflicts of interest or cause Clarion to assume certain critical regulatory or other responsibilities associated with such activities. All OBAs must be pre-cleared by employees’ managers and Clarion Legal. Further information about Clarion’s policies in this regard can be found in Chapter 4.4 of the Clarion Compliance Manual.

2.13	Gifts and Entertainment

Covered Persons are prohibited from giving or accepting gifts and entertainment that might i) present a conflict of interest or the appearance of a conflict of interest with Clarion’s clients, or ii) otherwise interfere with the Covered Person’s or Clarion’s ability to make decisions in the best interests of Clarion’s clients. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by Clarion’s policies and procedures on Gifts and Entertainment as contained in Section 5 of the Clarion Compliance Manual.

2.14	Political Contributions

Covered Persons are prohibited from making political contributions for the purposes of obtaining or retaining Clarion or its affiliates as investment advisers. Covered Persons are specifically prohibited from making political contributions to any person who may influence the selection or retention of an investment adviser by a government entity. Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by Clarion’s policies and procedures on political contributions as contained in Section 5.4 of the Clarion Compliance Manual.

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2.15	Policy Violations and Reporting any Illegal or Unethical Behavior

Without limitation to Clarion’s Whistleblower Policy, each employee must promptly report to the CCO (anonymously, confidentially or otherwise) any observed violations of the Code, the Compliance Manual or any other Clarion policy. Any employee who is the subject of a Clarion policy violation and who retaliates against the reporting employee shall be subject to serious sanctions which may include termination of employment.

Any employee who violates the Code, the Compliance Manual or any other Clarion policy may be subject to internal sanctions as deemed appropriate in the discretion of the CCO, Human Resources and the Executive Board, up to and including the termination of such employee’s employment. Where appropriate, violations may result in a referral by the CCO to the proper civil or criminal authorities for additional sanction, fine and/or prosecution.

2.16	Administration and Violations of the Code

The CCO handles Clarion’s day-to-day compliance matters, including:

•	receiving, reviewing, investigating and resolving concerns and reports on the matters described in this Code;

•	providing guidance on the meaning and application of this Code; and

•

reporting periodically and as needed to the Executive Board and Operating Committee on the implementation and effectiveness of this Code and other compliance matters and recommending any updates or amendments to the Code that he or she deems necessary.

Any questions about this Code should be directed to the CCO. Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. The CCO, in consultation with the Executive Board as needed, shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to the Code.

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